Exhibit 5.1

Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071-3197 Tel 213.229.7000 www.gibsondunn.com

Client: 65392-00010

September 30, 2021

Montrose Environmental Group, Inc.

5120 Northshore Drive

Little Rock, AR 72118

Re:	Montrose Environmental Group, Inc.

Registration Statement on Form S-3 (File No. 333-258730)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (File No. 333-258730) (the “Registration Statement”) of Montrose Environmental Group, Inc., a Delaware corporation (the “Company”), and the related preliminary and final prospectus supplements of the Company, dated September 27, 2021 and September 28, 2021, respectively (collectively, the “Prospectus Supplements”), under Rule 424(b)(5) of the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) in connection with the offering by the Company of up to 2,875,000 shares (the “Shares”) of the Company’s common stock, par value $0.000004 per share (the “Common Stock”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Registration Statement and the Prospectus Supplements, will be validly issued, fully paid and non-assessable.

Beijing • Brussels • Century City • Dallas • Denver • Dubai • Frankfurt • Hong Kong • Houston • London • Los Angeles • Munich

New York • Orange County • Palo Alto • Paris • San Francisco • São Paulo • Singapore • Washington, D.C.

September 30, 2021

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof and the Prospectus Supplements. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP